Exhibit 3

EXECUTION VERSION

OMNIBUS AMENDMENT AND REAFFIRMATION AGREEMENT

THIS OMNIBUS AMENDMENT AND REAFFIRMATION AGREEMENT (this “Agreement”), dated as of October 26, 2020, is by and among Staffing 360 Solutions, Inc., a Delaware corporation (the “Company”), Faro Recruitment America, Inc., a New York corporation (“Faro”), Monroe Staffing Services, LLC, a Delaware limited liability company (“Monroe”), Staffing 360 Georgia, LLC, a Georgia limited liability company (“S360 Georgia”), Lighthouse Placement Services, Inc., a Massachusetts corporation (“Lighthouse”), Key Resources, Inc., a North Carolina corporation (“Key Resources”; together with each of Faro, Monroe, S360 Georgia and Lighthouse referred to herein collectively as the “Subsidiary Guarantors”; the Subsidiary Guarantors and the Company are referred to herein collectively as the “Obligors”), and Jackson Investment Group, LLC (the “Purchaser”).

WHEREAS, this Agreement is required to be entered into as a condition to the effectiveness of that certain Second Amended and Restated Note Purchase Agreement, dated as of the date hereof, by and among the Obligors and the Purchaser (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Purchase Agreement), pursuant to which, among other things, (a) the Existing Note Purchase Agreement is being amended and restated in its entirety on the date hereof by the Purchase Agreement, and (b) the Company will issue the Senior Notes on the date hereof;

WHEREAS, the parties desire to enter into this Agreement to, among other things, amend certain provisions of (a) that certain Amended and Restated Security Agreement, dated as of September 15, 2017, as amended prior to the date hereof (as so amended, the “Existing Security Agreement”), by and among the Obligors and the Purchaser, and (b) that certain Amended and Restated Pledge Agreement, dated as of September 15, 2017, as amended prior to the date hereof (as so amended, the “Existing Pledge Agreement”), in connection with the transactions contemplated by the Purchase Agreement, in each case as provided below in this Agreement. The Existing Security Agreement as amended hereby and as the same may be further, amended, restated, supplemented or modified from time to time is referred to herein as the “Security Agreement”), and the Existing Pledge Agreement as amended hereby and as the same may be further, amended, restated, supplemented or modified from time to time is referred to herein as the “Pledge Agreement”).

NOW THEREFORE, in order to induce the Purchaser to enter into the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Amendments to Existing Security Agreement. Subject to the satisfaction of the conditions precedent in Section 4, the Existing Security Agreement is hereby amended as of the date of this Agreement as follows:

(a)       the term “Secured Obligations” as defined in the Existing Security Agreement shall be deemed to include, without limitation, (i) the Obligations as such term is defined in the Purchase Agreement, (ii) all obligations, covenants, agreements and liabilities of the Company and the other Obligors under the Purchase Agreement and the other Note Documents (including, without limitation, the Senior Notes), and (iii) the obligation of the Company to pay all amounts when due under each of the Senior Notes including, without limitation, all principal, accrued interest, fees and other amounts;

(b)       all references in the Existing Security Agreement to (i) the “Purchase Agreement” shall be deemed to refer to the Purchase Agreement as defined above in this Agreement, (ii) the “Note” shall be deemed to refer to each of the Senior Notes, (iii) the “Note Documents” and the “Obligations” shall be deemed to refer to the Note Documents and Obligations as defined in the Purchase Agreement, and (iv) “Transactions Documents” in Section 10(i) of the Existing Security Agreement shall be deemed to refer to the Note Documents; and

(c)       the disclosure Schedules attached to the Existing Security Agreement are hereby amended and restated in their entirety to read as set forth in the disclosure Schedules attached hereto as Exhibit A and made a part hereof.

2.         Amendments to Existing Pledge Agreement. Subject to the satisfaction of the conditions precedent in Section 4, the Existing Pledge Agreement is hereby amended as of the date of this Agreement as follows:

(a)       the term “Secured Obligations” as defined in the Existing Pledge Agreement shall be deemed to include, without limitation, (i) the Obligations as such term is defined in the Purchase Agreement, (ii) all obligations, covenants, agreements and liabilities of the Company and the other Obligors under the Purchase Agreement and the other Note Documents (including, without limitation, the Senior Notes), and (iii) the obligation of the Company to pay all amounts when due under each of the Senior Notes including, without limitation, all principal, accrued interest, fees and other amounts;

(b)       all references in the Existing Pledge Agreement to (i) the “Purchase Agreement” shall be deemed to refer to the Purchase Agreement as defined above in this Agreement, (ii) the “Note” shall be deemed to refer to each of the Senior Notes, (iii) the “Note Documents” and the “Obligations” shall be deemed to refer to the Note Documents and Obligations as defined in the Purchase Agreement, and (iv) “Transactions Documents” in Section 17 of the Existing Pledge Agreement shall be deemed to refer to the Note Documents;

(c)       the Schedule I attached to the Existing Pledge Agreement is hereby amended and restated in its entirety to read as set forth on Schedule I attached hereto as Exhibit B and made a part hereof;

(d)       Section 2.1 of the Existing Pledge Agreement is hereby amended by deleting the following proviso appearing at the end thereof:

“provided, however, that the Pledged Interests of any Pledged Entity that is a Foreign Subsidiary of a Pledgor shall be limited to sixty-five (65%) of the outstanding membership interests, limited partnership interests, capital stock or other equity interests (as the case may be) of such Pledged Entity”

It being understood and agreed that one hundred percent (100%) of the outstanding shares of Staffing 360 Solutions (Holdings) Limited (formerly named Staffing 360 Solutions Limited) are required at all times on and after the date of this Agreement to be pledged pursuant to the Pledge Agreement and to form part of the Collateral (as defined in the Pledge Agreement); and

(e)       Section 5.2 of the Existing Pledge Agreement is hereby amended by deleting the following proviso appearing at the end thereof:

“provided, however, in the case of any Pledged Entity that is a Foreign Subsidiary of a Pledgor, in no event shall the membership interests, limited partnership interests, capital stock or other equity interests (as the case may be) of such Pledged Entity and constituting part of the Collateral hereunder exceed sixty-five (65%) of the outstanding membership interests, limited partnership interests, capital stock or other equity interests (as the case may be) of such Pledged Entity”

3.        Reaffirmation. Each of the Obligors hereby reaffirms (a) all of its obligations under the Transaction Documents to which it is a party to, including, without limitation, all of the outstanding indebtedness owing under the Purchase Agreement and the Senior Notes, and agrees that this Agreement, and all documents, agreements and instruments executed in connection herewith and therewith and the consummation of the transactions contemplated hereby and thereby do not operate to reduce or discharge any Obligor’s obligations under such Transaction Documents or constitute a novation of any indebtedness or other obligations under any Transaction Documents, and (b) the continuing security interests in its respective assets granted in favor of the Purchaser pursuant to Security Agreement, the Pledge Agreement and each of the other Security Documents. Each of the Obligors hereby (i) acknowledges and consents to the transactions contemplated by, and the execution and delivery of, this Agreement, the Purchase Agreement and the other Note Documents, (ii) in the case of the Subsidiary Guarantors, acknowledges and agrees that its guarantee of the Obligations includes, without limitation, all principal, interest, fees and other amounts now or hereafter due by the Company under each of the Senior Notes and the other Note Documents, (iii) in the case of the Subsidiary Guarantors, ratifies all the provisions of, and reaffirms its obligations under, the guarantee set forth in Article 4 of the Purchase Agreement and its obligations under each other Note Document to which it is a party and confirms that all provisions of each such document are and shall remain in full force and effect in accordance with its terms on and at all times after giving effect to the amendments contemplated in this Agreement and the amendment and restatement of the Existing Note Purchase Agreement pursuant to the Purchase Agreement, and (iv) reaffirms the continuing security interests in its assets granted in favor of the Purchaser pursuant to the Security Documents.

4.        Conditions Precedent: This Agreement shall become effective as of the date of this Agreement upon the satisfaction of each of the following conditions:

(a)       the execution and delivery of this Agreement by each of the parties hereto;

(b)       the execution and delivery of the Purchase Agreement by each of the parties thereto; and

(c)       the satisfaction of all conditions precedent to the effectiveness of the Purchase Agreement (other than execution and delivery of this Agreement) as set forth in Section 5.1 of the Purchase Agreement, unless such condition has been waived by the Purchaser in its sole discretion (which waiver must be in writing signed by Purchaser and specifically reference said Section 5.1); it being understood and agreed that the execution and delivery of the Purchaser’s signature page to the Purchase Agreement shall constitute evidence of the satisfaction of such conditions precedent to the effectiveness of the Purchase Agreement.

5.        Release. Each of the Obligors hereby remise, release, acquit, satisfy and forever discharge the Purchaser and its respective agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Purchaser of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had or now has against the Purchaser and its respective agents, employees, officers, directors, attorneys and all persons acting or purporting to act on behalf of or at the direction of the Purchaser (“Releasees”), for, upon or by reason of any matter, cause or thing whatsoever arising from, in connection with or in relation to any of the Transaction Documents (including this Agreement) through the date hereof; provided, that the foregoing clause shall not apply to a Releasee in the event of fraud or willful misconduct of the such Releasee. Without limiting the generality of the foregoing, the Obligors waive and affirmatively agree not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including, but not limited to, the rights to contest any conduct of the Purchaser or other Releasees on or prior to the date hereof; provided, that the foregoing clause shall not apply to a Releasee in the event of fraud or willful misconduct of such Releasee.

6.        This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmissions, e.g. .pdf), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.        This Agreement shall be deemed and shall constitute a “Note Document” and “Transaction Document” as such terms are defined in the Purchase Agreement. Except as modified and amended herein, the Security Agreement and the Pledge Agreement remain in full force and effect.

8.        This Agreement is limited to the specific amendments and terms set forth herein and shall not constitute a modification, acceptance or waiver of any other provision of the Note Documents or a waiver of any Event of Default.

9.        Reaffirmation of Security Interest.

Each of the Obligors hereby confirms and agrees that: (i) all security interests and liens granted to Purchaser under the Security Documents continue in full force and effect, and (ii) all Collateral remains free and clear of any liens other than liens in favor of Purchaser and Permitted Liens. Nothing contained herein or in any other Transaction Document is intended to impair or limit the validity, priority and extent of the Purchaser’s security interest in and liens upon the Collateral.

10.       GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS). THE TERMS OF SECTIONS 10.12 AND 10.13 OF THE PURCHASE AGREEMENT WITH RESPECT TO SUBMISSION TO JURISDICTION, CONSENT TO SERVICE OF PROCESS, VENUE AND WAIVER OF JURY TRIAL ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS, AND THE PARTIES HERETO AGREES TO SUCH TERMS. NOTHING IN THIS SECTION OR IN ANY OTHER NOTE DOCUMENT SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF THE PURCHASER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST OBLIGOR OR ALL OR ANY PARTY OF THE COLLATERAL IN ANY JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED UNDER APPLICABLE LAW OR IN EQUITY.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Omnibus Amendment and Reaffirmation Agreement to be duly executed by its authorized officers, and the Purchaser, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

COMPANY: STaffing 360 solutions, inc. By: /s/ Brendan Flood Name: Brendan Flood Title: Chairman and Chief Executive Officer

SUBSIDIARY GUARANTORS:
FARO RECRUITMENT AMERICA, INC. By: /s/ Brendan Flood Name: Brendan Flood Title: President MONROE STAFFING SERVICES, LLC By: /s/ Brendan Flood Name: Brendan Flood Title: President

Staffing 360 Georgia, LLC

By: /s/ Brendan Flood

Name: Brendan Flood

Title: President

LIGHTHOUSE PLACEMENT SERVICES, INC.

By: /s/ Brendan Flood

Name: Brendan Flood

Title: President

KEY RESOURCES, INC.

By: /s/ Brendan Flood

Name: Brendan Flood

Title: President

PURCHASER:

JACKSON INVESTMENT GROUP, LLC

By: /s/ Richard L. Jackson
Name: Richard L. Jackson
Title: Chief Executive Officer

EXHIBIT B

SCHEDULE I

Pledged Interests

Issuer	Certificate No(s).	Number of Shares Pledged	No. of Issued and Outstanding Shares of Issuer	Percentage of Such Class or Type	Pledgor
Faro Recruitment America, Inc.	#1	10	10	100%	Staffing 360 Solutions, Inc.
Monroe Staffing Services, LLC	Uncertificated	All Interests Pledged	All Interests Pledged	100%	Faro Recruitment America, Inc.
Staffing 360 Solutions (Holdings) Limited (formerly named Staffing 360 Solutions Limited)	#1 #___	All Shares Pledged	1,129,872	100%	Staffing 360 Solutions, Inc.
Lighthouse Placement Services, Inc.	#1	All Shares Pledged	All Shares Pledged	100%	Staffing 360 Solutions, Inc.
Staffing 360 Georgia, LLC.	Uncertificated	All Interests Pledged	All Interests Pledged	100%	Staffing 360 Solutions, Inc.
Key Resources, Inc.	Uncertificated	All Shares Pledged	All Interests Pledged	100%	Monroe Staffing Services, LLC